Exhibit 99.1

April 19, 2006

Ronald P. O’Hanley

100 Fulton Street, Apartment 5K

Boston, MA 02109

Dear Ron:

Effective January 1, 2003 you and Mellon Financial Corporation (“MFC”) entered into an Employment Agreement. In accordance with Section 19 of the Employment Agreement, you and MFC now desire to terminate the Employment Agreement effective as of April 19, 2006 and to relieve each other from the rights and obligations under the Employment Agreement that occur after April 19, 2006 but not for those rights and obligations that arose prior to April 19, 2006.

As Mellon continues to align its businesses for strategic growth, it is appropriate to ensure understanding of the compensation and benefits that Mellon1 provides to you effective as of April 19, 2006. We continue to believe in your leadership and wish to reaffirm our support for your continued success. The following is offered in consideration for, and contingent upon, execution of a non-solicitation agreement within 30 days of receipt of this package:

•	Vice Chairman. You will hold the officer title of Vice Chairman of Mellon Financial Corporation (“MFC”) or an equivalent officer title. You will be responsible for the general management of the affairs of Mellon Asset Management.

•	Base Salary. Your annual base salary will be increased to $675,000 effective March 1, 2006. Thereafter, subject to annual review.

•	Mellon Financial Corporation (MFC) Profit Bonus Plan. Your bonus opportunity under the MFC Profit Bonus Plan will be in accordance with, and subject to, the terms of the Plan. Your annual bonus matrix is 300% of base salary at on-target performance, 400% of base salary at strong performance and 500% of base salary at outstanding performance. The matrix may be reviewed from time to time and adjusted accordingly.

•	Long-Term Incentive Award. Your eligibility for an award under the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004) (LTPIP) will be in accordance with, and subject to, the terms of the LTPIP as well as any individualized agreements that are required. Your LTPIP matrix[2] is $1,687,500 for on-target performance, $2,250,000 for strong performance and $3,000,000 for outstanding performance. This matrix may be reviewed from time-to-time and adjusted accordingly.

In addition, you will receive a special one-time award under the LTPIP of $1,700,0002 comprised of 40 percent stock options, 20 percent restricted stock, and 40 percent Total Shareholder Return (“TSR”) performance shares.

•	Benefits. You will participate in employee benefit plans or programs, which are generally available to similarly situated executives, to the extent permissible under the law and the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

[1]	Except as otherwise provided in this letter, Mellon shall include employment by subsidiaries or affiliates of Mellon Financial Corporation (MFC), and the obligation of MFC to make any payment or provide any benefits to you shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any subsidiary or affiliate of MFC.
[2]	Award levels expressed in terms of McLagan valuation methodology. Awards will be made utilizing Towers Perrin Long-Term Incentive Award calibration methodology.

Ronald P. O’Hanley

April 19, 2006

•	Involuntary Separation of Employment. In the event that your employment with Mellon involuntarily terminates due to either a Without Cause Termination or a Constructive Discharge; and provided that you execute a separation agreement and general release of claims in a form acceptable to Mellon’s legal counsel, Mellon agrees to provide you with the following cash and non-cash benefits. If Mellon determines that it is necessary or appropriate for any payments, including benefits which cannot be provided on a nontaxable basis, to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal Revenue Code (“Code”), then the payments and benefits would not be made before the date which is the first day following the six (6) month anniversary of the date of the involuntary separation (or upon earlier death).

•	Transition Pay. You will receive seventy-eight (78) weeks of separation pay in an amount equivalent to your base salary in effect, less all applicable taxes and deductions (“Separation Pay Amount”). Such Separation Pay Amount shall be reduced by the full amount of the cash displacement pay benefits (before taxes and deductions) actually paid to you pursuant to the Mellon Financial Corporation Displacement Program, Mellon Supplemental Unemployment Benefit Plan and/or Change in Control Agreement in effect and applicable to you and for which you are eligible. Such reduced amount shall be hereinafter referred to as the Employee’s “Transition Pay”. The time between the date upon which you begin to receive Transition Pay and the date upon which your Transition Pay ceases will be the “Transition Period.” Subject to Mellon’s determination of a Code Section 409A delay, the first twelve (12) periodic installments will be delayed until the first day following the six (6) month anniversary of your separation from service. After which, Transition Pay will be paid in periodic installments (with the first payment after the Code Section 409A delay including the prior installment payments) on regularly scheduled pay dates until the final installment of transition;

•	Continued Health and Life Insurance Coverage. To the extent permissible under the law and the general terms and provisions of such plans or programs and in accordance with the provisions, thereof, you will receive continuation of your existing health and life insurance coverages (except short-term or long-term disability coverage) under Mellon’s benefit programs as such may be amended from time-to-time under the same terms as such coverages are provided to similarly situated separated Mellon employees. Such coverages will continue until the earlier of: (i) the date you fail to pay any applicable employee premium; (ii) the end of the Transition Period; (iii) the date Mellon discontinues the particular coverage(s) and/or options for all similarly situated separated employees; and/or (iv) your employment with another entity or self-employment;

•	MFC Profit Bonus Plan. Although awards under incentive plans are completely discretionary, in the year active employment ceases, management will recommend that you receive a bonus in the amount equal to the average of your prior two-year bonus annualized awards, less applicable taxes and deductions to be paid all in cash. The award will be prorated based upon the number of months worked in the calendar year in which your active employment ceases. Subject to Mellon’s determination of a Code Section 409A delay, the payment date will be no later than March 15 of the subsequent year;

•	Special Bonus Award. In addition, you will receive a special bonus award equal to one and one-half times the average of your prior two-year bonus annualized awards, less applicable taxes and deductions. The special bonus award will be paid all in cash 30 days following the last Transition Pay installment payment date; and

Ronald P. O’Hanley

April 19, 2006

•	Mellon Financial Corporation Long-Term Profit Incentive Plan (Equity). The LTPIP and your individualized agreements cover all aspects of your long-term incentive awards. Vesting shall be subject to terms of the LTPIP and the respective agreements.

•	Change in Control Agreement. If the termination of your employment constitutes a “Qualifying Termination” during the “Termination Period”, as each is defined in the Change in Control Agreement that you entered into on June 18, 2001, then the provisions of the Change in Control Agreement shall apply to such termination and the cash and noncash benefits set forth in this letter as a result of an Involuntary Separation of Employment shall be reduced by the amounts paid pursuant to the Change in Control Agreement. Section 5 of the Change in Control Agreement shall apply to any Payment (as defined in the Change in Control) under this letter.

•	Definition of “Without Cause Termination”. The phrase “Without Cause Termination” is defined as an involuntary termination of your employment by Mellon for reasons other than because you have (i) been convicted of, or have entered a plea of nolo contendere or entered into a pretrial diversion with respect to a crime evidencing moral turpitude, deceit, dishonesty or fraud, breach of trust or money laundering, including without limitation a criminal offense covered by Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829, or any successor provision, (ii) engaged in conduct which constitutes a willful and continued failure to perform your duties (other than by reason of disability), (iii) committed any event referred to in Section 203(e) of the Investment Advisers Act of 1940, Section 15(b) (4) of the Securities Exchange Act, or Section 411(a) of the Employee Retirement Income Security Act of 1974; (iv) engaged in material or repeated violations of provision(s) of the MFC Code of Conduct, MFC Securities Trading Policy or Mellon policies (as the same may be modified from time to time), or (v) willfully engaged in any misconduct which has the effect of being materially injurious to Mellon, its parents, subsidiaries, affiliates or related companies.

•	Definition of “Constructive Discharge”. “Constructive Discharge” means a termination of your employment due to (i) any material change without your consent in the functions, duties or responsibilities which would reduce the ranking or level, dignity, responsibility, importance or scope of your position, (ii) any imposition of a requirement to be permanently based at a location more than fifty miles from your present principal business location without your consent, or (iii) any reduction without your consent in base salary. To assert Constructive Discharge you must notify Mellon in writing within thirty (30) days of the event.

•	Employment At Will. Your employment with Mellon, its parents, subsidiaries, affiliates, successors, related companies, and assigns will remain at all times at will, and the employment relationship may be terminated at any time with or without cause.

•	Policies. You agree to abide by Mellon policies, including, but not limited to, the Code of Conduct and Securities Trading Policies as they are amended from time to time.

•	Confidentiality and Non-solicitation Agreement. You acknowledge that the terms of the enclosed Confidentiality and Non-solicitation Agreement are incorporated by reference in this letter, as if fully set forth herein, remain in full force and effect and will survive the termination of your employment as provided therein. Please sign the enclosed agreement and return to Lisa Ferrante at AIM # 151-0722 within 30 days of receipt of this package.

Ronald P. O’Hanley

April 19, 2006

Ron, you are a valued member of the Mellon leadership team, and I look forward to your continued contributions.

Yours sincerely,

/s/ Robert P. Kelly
Robert P. Kelly
Chairman, President & Chief Executive Officer

cc: Lisa B. Peters

Enclosure

AGREED TO AND ACCEPTED

/s/ Ronald P. O’Hanley	4/20/2006
Ronald P. O’Hanley	Date